Exhibit (a)(8)
CONTACT:
R. Dirk Allison
Senior Vice President and Chief Financial Officer
(214) 922-9711
ODYSSEY HEALTHCARE REAFFIRMS COMMITMENT
TO ACQUIRE VISTACARE
DALLAS, TEXAS (February 7, 2008) — Odyssey HealthCare, Inc. (NASDAQ: ODSY) today reaffirms its commitment to complete its cash tender offer to purchase all of the outstanding shares of class A common stock of VistaCare, Inc. for $8.60 per share pursuant to the terms of Odyssey’s merger agreement with VistaCare. The tender offer is set to expire at 12:00 midnight, New York City time, on February 27, 2008.
About Odyssey HealthCare
Based in Dallas, Texas, Odyssey is one of the largest providers of hospice care in the country in terms of both average daily patient census and number of locations. Odyssey seeks to improve the quality of life of terminally ill patients and their families by providing care directed at managing pain and other discomforting symptoms and by addressing the psychosocial and spiritual needs of patients and their families.
Important Additional Information Filed With the SEC
At the time the tender offer was commenced, Odyssey caused its subsidiaries to file a tender offer statement with the U.S. Securities and Exchange Commission (the “SEC”). Investors and VistaCare security holders are strongly advised to read the tender offer statement (including the offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement that was filed by VistaCare with the SEC, because they contain important information. These documents are available at no charge on the SEC’s web site at www.sec.gov. In addition, a copy of the offer to purchase, letter of transmittal and certain other related tender offer documents may be obtained at no charge by directing a request by mail to D.F. King & Co., Inc., 48 Wall Street, New York, New York 10005 or by calling toll-free (800) 431-9645.
Certain statements contained in this press release are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements are based on management’s current expectations and are subject to known and unknown risks, uncertainties and assumptions which may cause the forward-looking events and circumstances discussed in this press release to differ materially from those anticipated or implied by the forward-looking statements, including that the tender offer may not be completed or the merger may not be consummated for reasons including because conditions precedent to the completion of the acquisition may not be satisfied and the disclosures contained under the headings “Government Regulation and Payment Structure” in “Item 1. Business” and “Item 1A. Risk Factors” of Odyssey’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 9, 2007, and its most recent report on Form 10-Q and in its other filings with the Securities and Exchange Commission. Many of these factors are beyond the ability of the Company to control or predict. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any of the forward-looking statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements.